Exhibit 99.3

RESTRICTED STOCK AGREEMENT

PURSUANT TO THE

ALTIMMUNE, INC. 2018 INDUCEMENT GRANT PLAN

AGREEMENT (this “Agreement”), dated as of            , between Altimmune, Inc., a Delaware corporation (the “Company”), and             (the “Participant”).

Preliminary Statement

Subject to the terms and conditions set forth herein, the Committee hereby grants shares of Common Stock as set forth below (the “Shares”) to the Participant, as an Eligible Employee, on                  (the Grant Date”) pursuant to the Altimmune, Inc. 2018 Inducement Grant Plan, as it may be amended from time to time (the “Plan”). Pursuant to Section 2 hereof, the Shares are subject to certain restrictions, which restrictions shall lapse at the times provided under Section 2(c) hereof. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Stock.” Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

NOW, THEREFORE, the parties agree as follows:

1. Grant of Shares. Subject to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted             Shares.

2. Restricted Stock.

(a) Retention of Certificates. Promptly after the date of this Agreement, the Company shall issue stock certificates representing the Restricted Stock unless it elects to recognize such ownership through book entry or another similar method. The stock certificates shall be registered in the Participant’s name and shall bear any legend required by the Plan. Unless held in book entry form, such stock certificates shall be held in custody by the Company (or its designated agent) until the restrictions on the Restricted Stock shall have lapsed. Upon the Company’s request, the Participant shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock. If the Participant receives, with respect to the Restricted Stock or any part thereof, any (i) dividend (whether paid in shares, securities, moneys or property), (ii) shares of Restricted Stock pursuant to any split, (iii) distribution or return of capital resulting from a split-up, reclassification or other like changes of the Restricted Stock or (iv) warrants, options or any other rights or properties (collectively “RS Property”), the Participant will also immediately deposit with and deliver to the Company any of such RS Property, including, upon the Company’s request, any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank. The RS Property shall be subject to the same restrictions, including that of this Section 2(a), as the Restricted Stock with respect to which it is issued and shall be encompassed within the term “Restricted Stock.” Unless otherwise determined by the Committee, any RS Property issued in the form of cash will not be reinvested in Common Stock and will be held until delivered to the Participant within 30 days after the date the Restricted Stock becomes vested.

(b) Rights with Respect to Restricted Stock. The Participant will have all rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock, to receive and retain any dividends payable to holders of Common Stock of record on and after the transfer of the Restricted Stock (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Stock, and such dividends will be subject to the restrictions provided in Section 2(a)), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, with the exceptions that: (i) the Participant will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the Restriction Period shall have expired; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) no RS Property shall bear interest or be segregated in separate accounts during the Restriction Period; and (iv) the Participant may not sell, assign, transfer, pledge, exchange, encumber, hypothecate or otherwise dispose of the Restricted Stock during the Restriction Period.

(c) Vesting. The Restricted Stock shall vest and cease to be Restricted Stock (but will remain subject to the terms of this Agreement and the Plan) over a four-year period commencing on the Grant Date, with twenty-five percent (25%) of the Shares vesting on the one-year anniversary of the Grant Date (the “First Vesting Date”), and the remaining seventy-five percent (75%) of the Shares vesting in thirty-six (36) substantially equal monthly installments on each monthly anniversary of such First Vesting Date, such that the Shares will be fully vested on [•]; provided, however, that the Participant has not experienced a Termination prior to the applicable vesting date. There shall be no proportionate or partial vesting in the periods prior to the applicable vesting date(s) and all vesting shall occur only on the applicable vesting date(s). Notwithstanding anything herein or in the Plan to the contrary, if the Participant’s employment agreement with the Company provides for accelerated vesting in certain circumstances, such accelerated vesting provisions shall control and be incorporated into this Agreement by reference.

(d) Detrimental Activity.

(i) In consideration for the grant of Restricted Stock and in addition to any other remedies available to the Company, the Participant acknowledges and agrees that the Restricted Stock is subject to the provisions in the Plan regarding Detrimental Activity. If the Participant engages in any Detrimental Activity prior to, or during the one-year period after, any vesting of Restricted Stock, all unvested Restricted Stock shall be forfeited, without compensation, and the Committee shall be entitled to recover from the Participant (at any time within one year after such engagement in Detrimental Activity) an amount equal to the Fair Market Value as of the vesting date(s) of any Restricted Stock that had vested in the period referred to above.

(ii) The restrictions regarding Detrimental Activity are necessary for the protection of the business and goodwill of the Company and are considered by the Participant to be reasonable for such purposes. Without intending to limit the legal or equitable remedies available in the Plan and in this Agreement, the Participant acknowledges that engaging in Detrimental Activity will cause the Company material irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such activity or threat thereof, the Company shall be entitled, in addition to the remedies provided under the Plan, to obtain from any court of competent jurisdiction a temporary restraining order or a preliminary or permanent injunction restraining the Participant from engaging in Detrimental Activity or such other relief as may be required to specifically enforce any of the covenants in the Plan and this Agreement without the necessity of posting a bond, and in the case of a temporary restraining order or a preliminary injunction, without having to prove special damages.

(e) Withholding. The award or vesting of the Shares of Restricted Stock acquired hereunder, and the payment of dividends with respect to such Shares, may give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to the Participant promptly paying all taxes required to be withheld in connection with such award, vesting or payment to the Company (i) in cash, (ii) by check, (iii) with consideration received by the Company under any formal broker-assisted program implemented by the Company in connection with the Plan (if any), (iv) by the surrender of Shares with a Fair Market Value on the date of surrender equal to the amount of all taxes required to be withheld, provided that accepting such Shares, in the sole discretion of the Committee, will not result in any adverse accounting consequences to the Company, or (v) by such other means as may be acceptable to the Committee. No certificates representing Shares will be transferred by the Company or its designated escrow or transfer agent nor restrictions otherwise removed from such Shares pursuant to the vesting of Shares of Restricted Stock unless and until the Participant has remitted to the Company an amount in cash or by check sufficient to satisfy any federal, state, local, foreign or provincial withholding tax requirements, or has made other arrangements satisfactory to the Committee with respect to such taxes. The Participant authorizes the Company and its Subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence may be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section.

(f) Section 83(b). If the Participant properly elects (as permitted by Section 83(b) of the Code) within 30 days after the Grant Date to include in gross income for federal income tax purposes in the year of issuance the fair market value of all or a portion of such Restricted Stock, the Participant shall be solely responsible for any foreign, federal, state, provincial or local taxes the Participant incurs in connection with such election. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to utilize such election.

3. Legend. All certificates representing the Restricted Stock shall have endorsed thereon the following legend:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Altimmune, Inc. (the “Company”) 2018 Inducement Grant Plan (as amended from time to time, the “Plan”), and an Award Agreement entered into between the registered owner and the Company dated            . Copies of such Plan and Agreement are on file at the principal office of the Company.”

Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Stock prior to the vesting dates set forth above.

4. Termination. Except as otherwise provided in an employment or severance agreement between the Company and the Participant, in the event of the Participant’s Termination for any reason during the Restriction Period, all Restricted Stock still subject to restriction shall be forfeited.

5. Change in Control. The provisions in the Plan regarding Change in Control shall apply to the Shares.

6. Recoupment Policy. The Participant acknowledges and agrees that the Restricted Stock granted under this Agreement (including any Shares following vesting hereof) shall be subject to the terms and provisions of any “clawback” or recoupment policy that may be adopted by the Company or its Affiliates from time to time or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder).

7. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, in each case, to the appropriate party at the address set forth below (or such other address as the party may from time to time specify):

If to the Company, to:

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, MD 20878

Attention: Board of Directors

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

One International Place

Boston, MA 02110

Attention: Ori Solomon, Esq.

If to the Participant, to the address on file with the Company.

9. No Right to Employment/Consultancy/Directorship. This Agreement shall not give the Participant or other Person any right to employment, consultancy or directorship by the Company, or limit in any way the right of the Company to terminate the Participant’s employment, consultancy or directorship at any time.

10. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THE PLAN OR THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THE PLAN OR THIS AGREEMENT.

11. Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Company’s mandatory dispute resolution procedures as may be in effect from time to time with respect to matters arising out of or relating to Participant’s employment with the Company.

12. Severability of Provisions. If at any time any of the provisions of this Agreement shall be held invalid or unenforceable, or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of the activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement and the Company and the Participant agree that the provisions of this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included.

13. Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

14. Section 409A. Although the Company makes no guarantee with respect to the tax treatment of the Restricted Stock, the award of Restricted Stock pursuant to this Agreement is intended to be exempt from Section 409A and shall be limited, construed and interpreted in accordance with such intent. With respect to any dividends and other RS Property, however, this Agreement is intended to comply with, or to be exempt from, the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent; provided that the Company does not guarantee to the Participant any particular tax treatment of the Restricted Stock or RS Property. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A.

15. Interpretation. Unless a clear contrary intention appears: (a) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by the Plan or this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (g) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is used in the inclusive sense of “and/or”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (k) reference to dollars or $ shall be deemed to refer to U.S. dollars.

16. No Strict Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

17. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

18. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

21. Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this Restricted Stock grant and any other grants offered by the Company or its Affiliates, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.

22. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Restricted Stock made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Restricted Stock awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

23. Participant Acknowledgment. The Participant agrees that the Participant has not been previously employed in any capacity by the Company or a Subsidiary, or if previously employed, has had a bona fide period of non-employment, and that the grant of the Restricted Stock is an inducement material to the Participant’s agreement to enter into employment with the Company or Subsidiary. The Participant acknowledges that the Plan is intended to conform with the requirements of rules promulgated by the Nasdaq Stock Market and, without limiting the foregoing, in particular Nasdaq Stock Market Rule 5635(c). The Participant further acknowledges that the Plan will not be submitted for approval by the Company’s stockholders. As more particularly described in Article XIII of the Plan, pursuant to Nasdaq Stock Market Rule 5635(c), the grant of the Restricted Stock pursuant to the Plan is not subject to the approval of the Company’s stockholders.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ALTIMMUNE, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:
Participant Address: